GRUBB & ELLIS HEALTHCARE REIT II, INC.
SECOND ARTICLES OF AMENDMENT

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting therefrom the definition of “Independent Director” in Article IV and inserting in lieu thereof the following definition of “Independent Director” in Article IV:

Independent Director. The term “Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.

SECOND: This amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned Chief Executive Officer acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to the Second Articles of Amendment and Restatement, as amended, to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 18th day of September, 2009.

ATTEST:	GRUBB & ELLIS HEALTHCARE REIT II, INC.
By: /s/ Andrea R. Biller	By: /s/ Jeffrey T. Hanson	(SEAL)

Name: Andrea R. Biller Title: Secretary	Name: Jeffrey T. Hanson Title: Chief Executive Officer